Exhibit 99.1

Juniata Valley Financial Corp. Upgrades to Trade Shares on the OTCQX Best Market

Mifflintown, PA, May 17, 2022 (GLOBE NEWSWIRE) --

Juniata Valley Financial Corp. (the “Company”) shares (OTCQX:JUVF) began trading today on OTC Markets Group’s OTCQX® Best Market. OTC Markets Group operates regulated markets for trading 12,000 U.S. and international securities.

Juniata Valley Financial Corp.’s wholly-owned subsidiary, The Juniata Valley Bank (“JVB”), was chartered in 1867 and has continually served central Pennsylvania, and more recently, northern Pennsylvania communities, growing to its current asset size of $815 million. The Company meets high financial standards, follows best practice corporate governance and demonstrates compliance with applicable securities laws, qualifying it to graduate from the Pink® market.

“The Juniata Valley Bank has been well known in our local markets for over 150 years, but we believe our story should be told on a national stage, for broader recognition and liquidity in our stock”, said Marcie A. Barber, President and Chief Executive Officer. “We are pleased to be joining the OTCQX Market and look forward to the benefits this transition provides, consistent with our principal focus of creating long-term value for our shareholders.”

Juniata Valley Financial Corp. now trades on the OTCQX Best Market under the symbol “JUVF”. Investors can find current financial disclosures and Real-Time Level 2 quotes at www.otcmarkets.com.

“We are pleased to welcome Juniata Valley Financial Corp. to the OTCQX Best Market, “said Laura Hamilton, OTC Markets Group VP of Corporate Services. “JUVF will trade alongside other investor-focused community banks, distinguished by the integrity of their operations.”

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with nineteen community offices located in Juniata, Mifflin, Perry, Centre, Huntingdon, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.jvbonline.com.

JoAnn McMinn

Email: joann.mcminn@jvbonline.com

Phone: (717) 436-3206